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Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES RESULTS FOR THE YEAR ENDED DECEMBER 31,
2004

JERSEY CITY, N.J., March 31, 2004 -- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today the results for the year ended December 31, 2004.

Revenues and Income (Loss) from Operations were $9,706,000 and $391,000 for 2004, respectively, as compared to $9,257,000 and ($192,000), respectively, for the year ended December 31, 2003. Operating expenses were $5,499,000 in 2004, nearly equivalent to operating expenses of $5,453,000 in 2003. General and administrative expenses decreased by $206,000 or 8.8% in 2004 as compared to 2003 due to an increased allocation of expenses to discontinued operations - real estate.

Sherry Wilzig Izak, Chairman and Chief Executive Officer of the Company, commented: "I am pleased to report the growth in the Company's revenues increasing in 2004 over 2003 by 4.9%. In general, we are seeing a continued improvement in net operating income from our core operating properties."

Income (Loss) from Continuing Operations was a loss of ($417,000) in 2004 compared with income of $1,103,000 in 2003. The latter included a pre-tax gain of $2,621,000 from the sale of marketable securities and the receipt of $1,000,000 in life insurance proceeds.

The Company had income of $3,055,000 from Discontinued Operations, net of tax, in 2004, as compared to a loss from Discontinued Operations of ($2,476,000) in 2003. The results from discontinued operations reflected gains from the sale of real estate properties and the oil and gas business and the operating results of these operations for the years. At December 31, 2004, the Company's residential apartment complexes known as the Biltmore Club and Twelve Oaks and its office building Amboy Towers and several parcels of undeveloped land have been classified as discontinued operations. The Company announced in February 2005 that it entered into an agreement to sell its Phoenix apartment property known as Biltmore Club for $21.0 million.

Wilshire reported a net income of $2,638,000 or $0.33 per diluted share in 2004, as compared with a net loss of ($1,373,000), or ($0.18) per diluted share in 2003.

Wilshire's 2004 Form 10K filed with the Securities and Exchange Commission provides investors with information regarding individual property performance.


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ABOUT WILSHIRE ENTERPRISES:

Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Texas and New Jersey.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to fund the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, and other risks and uncertainties disclosed in the Company's 2004 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)